EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Media Contact:  Karen Lynn
Maytag Corporation Communications
(641) 787-8185
KLYNN@MAYTAG.COM


                  MAYTAG DECLARES WHIRLPOOL PROPOSAL SUPERIOR;

              CHANGES RECOMMENDATION AND POSTPONES SPECIAL MEETING


NEWTON, Iowa -- (Aug. 12, 2005) -- Maytag Corporation (NYSE: MYG) announced today that its Board of Directors has withdrawn its recommendation of the pending $14 cash merger deal with Triton Acquisition Holding, the acquisition vehicle formed by the Ripplewood Holdings led investor group. Maytag said that its Board has determined that in light of the $21 Whirlpool Corporation binding, irrevocable proposal, which was announced on August 10, 2005, it would be inconsistent with the Maytag Board's exercise of its fiduciary duty for the Board to fail to withdraw its recommendation of the Triton $14 deal. The Maytag Board now recommends a vote against the Triton deal.

     Maytag also stated that its Board has made the determinations required under the Triton merger agreement to constitute the Whirlpool $21 proposal a "Superior Company Proposal," meaning in general terms, that it is more favorable from a financial point of view to Maytag shareholders and is reasonably capable of being completed. In making these determinations, the Maytag Board was assisted by Lazard, its financial advisor, and by Wachtell, Lipton, Rosen & Katz and Cleary Gottlieb Steen & Hamilton, its special legal counsel.

     Maytag is today giving notice to Triton of the Maytag Board's determinations. As a result, Maytag will be entitled to terminate the existing Triton merger agreement if the Maytag Board makes similar determinations (taking into account any revised proposal Triton may make) at least five business days following Triton's receipt of such notice. In addition to Maytag's termination right, as a result of the change in recommendation by the Maytag Board, Triton has the right to terminate the Triton merger agreement immediately. In the event of such a


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termination  by Maytag or by Triton,  Triton will be entitled to a $40 million  fee from  Maytag,  which  Whirlpool  has agreed to pay.

     The Whirlpool proposal calls for each Maytag share to be converted in a taxable transaction into $21 of total consideration. One half of the per share consideration would be paid in cash and the balance in shares of Whirlpool common stock. The number of shares of Whirlpool common stock to be paid per Maytag share will be based on a floating exchange ratio. The floating exchange ratio will be subject to a collar equal to +/- 10% of the volume weighted average price of Whirlpool common stock on the New York Stock Exchange today.

     As previously reported, in addition to its agreement to pay the $40 million break-up fee payable to Triton, Whirlpool has also agreed to provide Maytag with up to $15 million for retention of Maytag employees and has agreed to pay a "reverse break-up fee" of $120 million if the transaction cannot be closed due to an inability to obtain regulatory approval.

     Maytag also announced that as a result of Whirlpool's August 10, 2005, proposal and related developments, including the actions announced today, Maytag is postponing the special meeting of stockholders scheduled for Friday, August 19, 2005, to August 30, 2005, in order to permit Maytag to file and distribute updated proxy materials and to allow time for adequate dissemination and absorption of information concerning these important developments. If the merger agreement between Maytag and Triton is terminated, the postponed special meeting will be cancelled.

     Maytag Corporation is a $4.7 billion home and commercial appliance company focused in North America and in targeted international markets. The corporation's primary brands are Maytag(R), Hoover(R), Jenn-Air(R), Amana(R), Dixie-Narco(R) and Jade(R).

                                      # # #
FORWARD-LOOKING  STATEMENTS
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transactions, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Maytag. There are a number of risks and uncertainties that could cause actual results to differ


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materially from the  forward-looking  statements included in this document.For example, with respect to (a) the transaction with a group led by Ripplewood Holdings L.L.C. or (b) the proposed transaction with Whirlpool (1) Maytag may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (3) Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals; (4) the transaction may involve unexpected costs or unexpected liabilities; (5) the credit ratings of Maytag or its subsidiaries may be different from what the parties expect; (6) the businesses of Maytag may suffer as a result of uncertainty surrounding the transaction; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and (8) Maytag may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at www.maytagcorp.com. Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction with an investor group led by private equity firm Ripplewood Holdings L.L.C., Maytag has filed a definitive proxy statement and may file other relevant documents concerning the proposed merger with SEC. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MAYTAG AND THE PROPOSED TRANSACTION. Investors can obtain free copies of the definitive proxy statement as well as other filed documents containing information about Maytag at HTTP://WWW.SEC.GOV, SEC's Web site. Free copies of Maytag's SEC filings are also available on Maytag's Web site at www.maytagcorp.com.


PARTICIPANTS IN THE SOLICITATION
Maytag and its executive officers and directors and Ripplewood Holdings L.L.C., Triton Acquisition Holding and Triton Acquisition and their respective affiliates, executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Maytag's stockholders with respect to the proposed transaction. Information regarding the officers and directors of Maytag is included in its definitive proxy statement for its 2005 annual meeting filed with SEC on April 4, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the proxy statement and other materials filed or to be filed with SEC in connection with the proposed transaction.